SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 30, 2007
Cousins Properties Incorporated
(Exact name of registrant as specified in its charter)
Georgia

(State or other jurisdiction of incorporation)
0-3576

(Commission File Number)
58-0869052

(IRS Employer Identification Number)
191 Peachtree Street NE, Suite 3600, Atlanta, Georgia 30303-1740
(Address of principal executive offices)
Registrant’s telephone number, including area code: (404) 407-1000
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On August 30, 2007, Cousins Properties Incorporated (the “Company”) began entering into Change in Control Severance Agreements (the “Severance Agreements”) with each of its named executive officers.
The Severance Agreements provide for certain payments and other benefits if, following a change in control, the Company terminates the executive’s employment without cause or the executive terminates his employment for good reason. The payments include a cash payment determined by multiplying the sum of the executive’s annual base salary plus his average bonus, as defined, by a designated factor, payable in equal monthly installments over the number of years equal to the designated factor. For the chief executive officer, the factor is 2.99; for the other named executive officers, the factor is 2.0. The benefits include continuation of health care coverage for two years. The Severance Agreements also provide that payments and benefits will be supplemented by an additional payment to “gross up” the executives for certain excise taxes, and for any tax imposed on such gross-up payment, subject to certain requirements.
The Company’s obligations are conditioned upon the execution of a protective covenant agreement and waiver and general release by the executive. The protective covenant agreement includes: (1) a two-year confidentiality provision; (2) a non-competition provision for the number of years equal to the designated factor for the named executive officer; (3) a two-year non-solicitation provision; and (4) a two-year non-recruitment provision.
The Severance Agreements terminate on the earlier of two years after a change in control or if the Company terminates the executive’s employment for any reason that does not trigger the payments or benefits under the agreement.
The form of Severance Agreement is filed as Exhibit 10.1 to this report.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Form of Change in Control Severance Agreement

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 31, 2007

COUSINS PROPERTIES INCORPORATED
By:	/s/ Robert M. Jackson
Robert M. Jackson
Senior Vice President, General Counsel and Corporate Secretary